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                                                                     Exhibit 3.3

                             AMENDMENTS TO BY-LAWS


Section 1.04, Quorum. A stockholders' meeting duly called shall not be organized for the transaction of business unless a quorum is present. Except as otherwise expressly provided by law, the Amended and Restated Certificate of Incorporation, these By-laws, as amended (the "By-laws"), or any certificate filed under Section 151(g) of the Delaware General Corporation Law (the ""DGCL") (or its successor statute as in effect from time to time) or in instances of a separate class vote, the presence in person or by proxy of holders of record entitled to exercise at least one-third of the voting power of the Corporation shall constitute a quorum for such meeting. The stockholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. If a meeting cannot be organized because a quorum has not attended, stockholders representing a majority of the voting power of the stockholders present may adjourn or, in the absence of a decision by the majority, any officer entitled to preside at such meeting may adjourn, the meeting from time to time to such time (not more than 30 days after the previously adjourned meeting) and place as such stockholders or officer may determine, without notice other than by announcement at the meeting of the time and place of the adjourned meeting.


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Section 1.08. Proxies. Any stockholder entitled to vote at any meeting of the stockholders may, by (a) a written instrument signed by such stockholder or his or her attorney-in-fact, or (b) transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission (which may include telephone, datagram, or communication through the internet) to the person who will be the holder of the proxy or to an agent duly authorized by the person who will be the holder of the proxy, together with authenticating information deemed appropriate by the inspectors or other persons determining that such transmission was authorized by the stockholder, authorize another person or persons to vote at any such meeting for him or her by proxy. No such proxy shall be voted after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases where applicable law provides that a proxy shall be irrevocable. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person, by filing an instrument in writing revoking the proxy, by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission (which may include telephone, datagram, or communication through the internet) revoking the proxy, together with authenticating information deemed appropriate by the inspectors or other persons determining that such transmission was authorized by the stockholder or by filing another duly executed proxy bearing a later date with the Secretary.